UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 15, 2006

Tenet Healthcare Corporation

(Exact name of registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

13737 Noel Road, Dallas, Texas 75240

(Address of principal executive offices)

(469) 893-2200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As disclosed on January 19, 2006, Tenet Healthcare Corporation (the “Company”), will restate its financial statements for the fiscal years ended May 31, 2000, 2001 and 2002, the seven-month transition period ended December 31, 2002, and the calendar years ended December 31, 2003 and 2004, and these financial statements should no longer be relied upon. The restatements are necessitated by findings arising out of the investigation conducted by the company’s independent outside counsel, Debevoise & Plimpton LLP, and a forensic accounting firm, Huron Consulting Group, in response to allegations made to the SEC by a former Tenet employee regarding inappropriate contractual allowances established at three Tenet California hospitals through at least fiscal year 2001. The estimated impact of these restatements remains subject to finalization and final restated amounts will be included in the Company's 2005 Annual Report on Form 10-K.

The restatement of the company’s 2004 financials that arose out of the findings of the Debevoise & Huron investigation related solely to the impact of the restatement adjustments for periods prior to 2004, which affect the Company’s utilization of net operating loss deductions for tax purposes in 2004.  These adjustments resulted in an increase in deferred tax assets and, consequently, an increase of $49 million to the $744 million valuation allowance for deferred tax assets established by the Company at December 31, 2004. The valuation allowance was established based upon our determination that, more likely than not, the realization of the deferred tax assets was not assured.

At the time the valuation allowance was established, the Company recorded the allowance as follows:  (1) $480 million was reflected as income tax expense in continuing operations; (2) $144 million was reflected as income tax expense in discontinued operations; and (3) $120 million was recorded as an adjustment against additional paid-in capital due to the fact that excess tax deductions remained from prior stock option awards.

During the December 31, 2005 year end close and in conjunction with management’s assessment of the estimated 2006 impact of new stock compensation accounting standards under Statement of Financial Accounting Standards No. 123 ( Revised 2004), “Share-Based Payment,” management determined it was necessary to reassess the allocation of the $744 million valuation allowance recorded at December 31, 2004.  After further review of the applicable income tax and stock compensation accounting standards, management concluded that the $120 million component of the $744 million valuation allowance previously charged against additional paid-in capital was incorrect and should have been recorded as a tax expense in the Company’s 2004 income statement.  Management informed the Audit Committee of the Company’s Board of Directors of this conclusion on February 15, 2006.  Management is still determining the exact amounts of the $744 million valuation allowance charge that will ultimately be recorded in the 2004 loss from continuing operations and 2004 loss from discontinued operations.  The restatement adjustments described in this paragraph will not impact total shareholders’ equity.

As a result of the foregoing, the Company has determined that it is also necessary to include in the restatement of its previously reported financial statements for the year ended December 31, 2004 the impact of the change to the allocation of the valuation allowance as recorded in 2004, as described in the above paragraph.  As previously stated, the Company’s 2004 financial statements should no longer be relied upon.  The Company has not yet determined what impact, if any, the adjustments described in the above paragraph will have on our previously reported quarterly results for 2005. Restated amounts will be reported in the Company’s 2005 Annual Report on Form 10-K and amendments to other filings if necessary.  Management and the Audit Committee have discussed this information with KPMG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

	By:	/s/ E. Peter Urbanowicz
E. Peter Urbanowicz
General Counsel

Date: February 22, 2006